Filed pursuant to Rule 424(b)(7)
Registration No. 333-117229

Prospectus Supplement to

Prospectus dated October 7, 2004

HOST HOTELS & RESORTS, INC.

11,798,762 Shares of Common Stock

This prospectus supplement relates to 11,798,762 shares of our common stock that may be offered for resale by the persons or entities listed herein who are or may become stockholders of ours upon issuance of shares of common stock upon exchange of 3.25% Exchangeable Senior Debentures due April 15, 2024 of Host Hotels & Resorts, L.P. (of which we are the sole general partner and in which we own approximately 98.6% of the partnership interests). Host Hotels & Resorts, L.P. issued the debentures in a private offering on March 16, 2004. This prospectus supplement also relates to an indeterminate number of additional shares of our common stock that may be issued from time to time upon exchange of the debentures as a result of exchange rate adjustments under the terms of the debentures.

The selling stockholders named in this prospectus supplement, or in supplements hereto, may sell all or a portion of the common stock, from time to time, in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price for our common stock or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. In addition, the selling stockholders may offer the common stock from time to time through ordinary brokerage transactions on the New York Stock Exchange. See “Plan of Distribution” in the prospectus dated October 7, 2004 for additional information on the methods of sale.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.

No securities are being offered or sold by us pursuant to this prospectus supplement. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

Our common stock is traded on the New York Stock Exchange under the symbol “HST”. On March 13, 2013, the last reported sale price of our common stock was $17.32 per share.

Our principal executive offices are located at 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817. Our phone number is (240) 744-1000.

Investing in the offered securities involves risks. See “Risk Factors” beginning on page 2 of the prospectus dated October 7, 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement March 14, 2013.

SELLING STOCKHOLDERS

The table below supplements or amends the table of stockholders contained on pages 33 through 34 of the Prospectus dated October 7, 2004. Where the name of a selling stockholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling stockholder supersedes the information in the Prospectus. Currently there is outstanding $175,000,000 aggregate principal amount of Host Hotels & Resorts, L.P. debentures. We may issue the offered shares of common stock to the selling stockholders if, and to the extent, that they exchange their debentures for shares of common stock. The following table provides information regarding the selling stockholders and the number of shares of common stock they are offering for resale.

The exchange rate on the debentures is subject to adjustment in certain events. Accordingly, the number of shares of common stock issuable upon the exchange of the debentures may increase or decrease from time to time.

Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned. Because the selling stockholders may offer, pursuant to this prospectus, all or some portion of the common stock listed below, no estimate can be given as to the amount of common stock that will be held by the selling stockholder upon consummation of any sales. In addition, the selling stockholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from registration requirements of the Securities Act, some or all of their debentures or common stock since the date as of which such information was provided to us. The percentage ownership data is based on 726,697,966 shares of our common stock issued and outstanding as of February 21, 2013.

Unless otherwise set forth below, no selling stockholder has had any material relationship with us or any of our affiliates within the past three years, other than as a stockholder.

We have prepared the table based on information given to us by, or on behalf of, the selling stockholders on or before March 13, 2013. Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

Name	Number of Shares Beneficially Owned Before Offering (1)	Number of Shares Being Offered for Resale (2)(3)	Percentage of Common Stock Outstanding (4)
Absolute Strategies Fund - Forum Funds Trust	202,265	202,265	*
Advent Claymore Enhanced Growth & Income Fund (LCM) (6)	31,081	31,081	*
Advent Global Active Extension Fund (6)	26,969	26,969	*
Advent Global Phoenix Convertible Fund (6)	21,575	21,575	*
ADVENT GLBL CONV GM HOURLY (6)	71,130	71,130	*
ADVENT GLBL CONV GM SALARY (6)	41,127	41,127	*
Alabama Children’s Hospital Foundation	6,742	6,742	*
Alcon Laboratories (6)	12,878	12,878	*
Alphas Managed Accounts Platform III Limited (7)	404,529	404,529	*
Altma Fund SICAV P.I.C. in respect of Advent Convertible Arbitrage Sub-Fund (INOCAP) (6)	16,383	16,383	*
American Century Capital Portfolios, Inc. - Equity Income Fund (14)	8,901,256	8,901,256	1.2%
American Century Capital Portfolios, Inc. - Market Neutral Value Fund (14)	4,787	4,787	*
American Century Investments U.S. Value Yield Equity Trust (14)	433,790	433,790	*
Arkansas PERS (9)	146,305	146,305	*
ATSF - Transamerica Convertible Securities	438,240	438,240	*
Aventis Pension Master Trust	21,575	21,575	*
AVK (Advent Claymore) Fund	117,988	117,988	*
Bank of America Pension Trust †	364,076	364,076	*
Barclays Capital Inc. (24)	1,551	1,551	*
Barclays Global Investors Diversified Alpha Plus Funds †	51,915	51,915	*
Barnet Partners Ltd.	941,204	941,204	*
Basso Holdings Ltd.	270,900	270,900	*
Bear Stearns †	202,265	202,265	*
BMW-Suzuka Annapurna (6)	36,542	36,542	*
BNP Paribas Equity Strategies, SNC †	251,347	251,347	*
Boilermakers - Blacksmith Pension Trust	74,164	74,164	*
British Virgin Islands Social Security Board (6)	8,293	8,293	*
Calamos Growth & Income Fund - Calamos Investment Trust	4,045,290	4,045,290	*
Calamos Growth & Income Portfolio - Calamos Advisors Trust	28,317	28,317	*
Calamos Strategic Total Return Fund	293,284	293,284	*
California Health Care Foundation (6)	29,733	29,733	*
CC	235,975	235,975	*
CC ARB SIF I, Ltd. (10)	31,014	31,014	*
CC Arbitrage Ltd. (11)	178,532	178,532	*
CEMEX Pension Plan	11,125	11,125	*
CGNU Life Fund	84,277	84,277	*
Citigroup Global Markets Inc. †	691,070	691,070	*
Citigroup Pension Plan †	16,855	16,855	*
City of Knoxville Pension System	11,462	11,462	*
City of Sarasota Police Officers Pension Plan (6)	944	944	*
CNH	33,711	33,711	*
Commercial Union Life Fund	104,503	104,503	*
Convertible Securities Fund	5,394	5,394	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	210,827	210,827	*
Credit Suisse Securities (USA) LLC †	168,554	168,554	*
CSS, LLC (27)	975,252	975,252	*
DBX Convertible Arbitrage 14 Fund (20)	32,699	32,699	*
D.E. Shaw Valence Portfolios, L.L.C. (28)	606,793	606,793	*
Deep Rocks & Co.	256,202	256,202	*
Delta Airlines Master Trust	95,401	95,401	*
Delta Pilots Disability and Survivorship Trust	15,170	15,170	*
Deutsche Bank Securities Inc. (25)	1,752,959	1,752,959	*
DKR SoundShore Strategic Holding Fund Ltd.	134,843	134,843	*
Domestic & Foreign Missionary Society DFMS (6)	3,438	3,438	*
Dorinco Reinsurance Company	67,422	67,422	*
Ellington Overseas Partners, Ltd	674,215	674,215	*
Employers Mutual Casualty Company Value Yield (14)	131,809	131,809	*
Equity Overlay Fund	229,233	229,233	*
Ferox BF Limited (7)	134,843	134,843	*
Florida Power & Light	136,326	136,326	*
Forest Fulcrum Fund LP	48,274	48,274	*
Forest Global Convertible Fund, Ltd., Class A-5	558,722	558,722	*
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	20,024	20,024	*
FrontPoint	202,265	202,265	*
Geode U.S. Convertible Arbitrage Fund, a segregated account of Geode Capital Master Fund Ltd.	202,265	202,265	*
Georgetown University	3,978	3,978	*
GMIMCO Trust	202,265	202,265	*
Goldman Sachs & Co. †	426,239	426,239	*
Grace	303,397	303,397	*
Grady Hospital Foundation	12,743	12,743	*
Guggenheim Portfolio Company XXXI, LLC	449,027	449,027	*
HFR CA Global Opportunity Master Trust	147,855	147,855	*
HFR CA Lazard Rathmore Master Trust (20)	28,654	28,654	*
HFR CA Opportunity Master Trust	21,575	21,575	*
HFR CA Select Fund	67,422	67,422	*
HFR RVA Combined Master Trust (18)	129,719	129,719	*
HFR RVA Select Performance	62,365	62,365	*
Highbridge International LLC (12)	925,302	842,769	*
Highmark Limited (20)	40,790	40,790	*
Hollowbattle	123,718	123,718	*
IAM Mini-Fund 14 Limited (17)	137,675	137,675	*
IAM Mini-Fund 19 Limited (20)	15,979	15,979	*
IDEX - Transamerica Convertible Securities Fund	269,686	269,686	*
Independence Blue Cross (6)	31,756	31,756	*
Indiana Lumbermens Mutual Insurance Company (6)	1,955	1,955	*
Institutional Benchmark Series Ltd.	40,925	40,925	*
Institutional Benchmarks	134,843	134,843	*
Institutional c/o Quattro	45,510	45,510	*
Investcorp Silverback Arbitrage Master Fund Limited (22)	438,240	438,240	*
J.P. Morgan Securities Inc. †	144,012	144,012	*
Jefferies & Company, Inc. (23)	202	202	*
JMG Capital Partners, LP	134,843	134,843	*
JMG Triton Offshore, Ltd.	134,843	134,843	*
John Deere Pension Trust	289,912	289,912	*
KBC Convertibles MAC28 Limited	202,265	202,265	*
KBC Diversified Fund	404,529	404,529	*
KBC Financial Products USA Inc.	977,612	977,612	*
Knoxville Utilities Board Retirement System	11,125	11,125	*
Lazard Asset Management	101,132	101,132	*
Lazard Rathmore Master Fund LP (20)	155,407	155,407	*
LDG	10,585	10,585	*
Lexington	2,360	2,360	*
LGT MM CONV BOND FUND CH0638-G (6)	26,969	26,969	*
LLT Limited	35,531	35,531	*
LMA SPC for and on behalf of Map 99 Segregated Portfolio (20)	40,790	40,790	*
Louisiana CCRF	22,249	22,249	*
Lyxor/Convertible Arbitrage Fund Limited	43,015	43,015	*
Lyxor/Forest Fund Limited	966,015	966,015	*
Lyxor/Lazard Rathmore Fund Limited (20)	81,917	81,917	*
Lyxor/Mohican Convertible Arbitrage Fund Limited	269,686	269,686	*
Lyxor/Zola	16,855	16,855	*
MABSTOA (6)	8,630	8,630	*
Macomb County Employees’ Retirement System	25,283	25,283	*
Matrix Lazard Opportunities Fund (20)	8,293	8,293	*
Maryland State Retirement and Pension System (6)	7,484	7,484	*
McMahan	67,422	67,422	*
Melody	53,937	53,937	*
MFS Total Return Fund A Series of MFS Series Trust IV	256,202	256,202	*
MFS V	391,045	391,045	*
Mohican VCA Master Fund Ltd.	235,975	235,975	*
Morgan Stanley & Co International PLC (19)†	178,600	178,600	*
Morgan Stanley Convertible Securities Trust †	168,554	168,554	*
Nations Convertible Securities Fund	1,148,862	1,148,862	*
New York City Employee’s Retirement System (6)	104,301	104,301	*
New York City Fire Department Pension Fund (6)	16,518	16,518	*
New York City MTA (6)	17,462	17,462	*
New York City Police Pension Fund (6)	34,722	34,722	*
New York City Teachers’ Retirement System	14,563	14,563	*
New York City Teachers Retirement System Global (6)	18,541	18,541	*
Nextera Energy (6)	57,848	57,848	*
Nomura Securities International (21)	98,570	98,570	*
Northern Income Equity Fund	33,711	33,711	*
Norwich Union Life & Pensions	148,327	148,327	*
Oakwood Assurance Company Ltd.	2,360	2,360	*
Oakwood Healthcare Inc. Pension	12,540	12,540	*
Oakwood Healthcare Inc. - OHP	674	674	*
Oakwood Healthcare Inc. Endowment / A&D	337	337	*
Oakwood Healthcare Inc. Funded Depreciation	3,371	3,371	*
Oakwood Healthcare Inc. Professional Liability	539	539	*
Oakwood Healthcare Inc. Working Capital	1,686	1,686	*
Occidental Petroleum Corporation (6)	17,597	17,597	*
Old Lane Cayman Master Fund LP	466,017	466,017	*
Old Lane HMA Master Fund LP	160,059	160,059	*
Old Lane U.S. Master Fund LP	402,102	402,102	*
Oppenheimer Convertible Securities Fund	337,108	337,108	*
Oyster Global Convertibles (6)	84,749	84,749	*
Palm Bay P&F CU (6)	1,753	1,753	*
Palm Bay Police & Firefighters’ Pension Fund (9)	1,281	1,281	*
Partners Group Alternative Strategies PCC Limited Gold Zeta Delta	23,395	23,395	*
Peoples Benefit Life Insurance Company Teamsters	1,668,682	1,668,682	*
Pensacola City of Fire CU (6)	1,011	1,011	*
PIMCO Convertible Fund	25,283	25,283	*
Polaris Vega Fund L.P.	273,057	273,057	*
Port Authority of Allegheny County Consolidated Trust Fund	3,708	3,708	*
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	20,226	20,226	*
Pro Mutual (6)	37,621	37,621	*
Quintessence Fund LP (26)	478,288	478,288	*
QVT Fund IV LP (26)	525,281	525,281	*
QVT Fund V LP (26)	3,240,614	3,240,614	*
Radian Asset Assurance (8)	80,906	80,906	*
Radian Guaranty (8)	16,855	16,855	*
Redbourn Partners Ltd	168,554	168,554	*
Redbrick Capital Master Fund, LTD	674,215	674,215	*
Retail Clerks Pension Trust I	188,780	188,780	*
Retail Clerks Pension Trust II	232,604	232,604	*
Rhythm Fund, Ltd.	404,529	404,529	*
RMF Umbrella SICAV	1,686	1,686	*
S.A.C. Arbitrage Fund, LLC (13)	1,646,500	1,646,500	*
San Diego	202,265	202,265	*
San Francisco City and County ERS (6)	48,678	48,678	*
Sarasota Police Officers’ Pension Fund (9)	1,686	1,686	*
SCI Endowment Care Common Trust Fund - Regions Bank	6,742	6,742	*
SCI Endowment Care Common Trust Fund - SunTrust Bank	3,708	3,708	*
SCI Endowment Care Common Trust Fund - US Bank, N.A.	1,686	1,686	*
Seattle City Employee Retirement System	1,686	1,686	*
SG Americas Securities, LLC	343,513	343,513	*
Singlehedge US Convertible Arbitrage Fund	66,680	66,680	*
Sphinx Convertible Arbitrage SPC	43,285	43,285	*
Sphinx Fund	7,214	7,214	*
St. Albans Partners Ltd.	539,372	539,372	*
St. Lucie County Fire District Firefighters’ Pension Trust Fund (9)	4,045	4,045	*
St. Lucie County Fire Pension (6)	2,495	2,495	*
St. Paul Travelers Companies, Inc.--Commercial Lines	57,376	57,376	*
State of Alaska Retirement and Benefit Plan (6)	36,071	36,071	*
Stonebridge Life Insurance	67,422	67,422	*
Sturgeon Limited	51,780	51,780	*
Sunrise Partners Limited Partnership	732,412	569,712	*
T. Rowe Price Associates, Inc. as investment adviser on behalf of ING Investors Trust	852,208	852,208	*
T. Rowe Price Associates, Inc. as investment adviser on behalf of Penn Series Funds, Inc.	381,606	381,606	*
T. Rowe Price Associates, Inc. as investment adviser on behalf of T. Rowe Price Capital Appreciation Fund, Inc.	2,069,840	2,069,840	*
Tamalpais Asset Management	505,661	505,661	*
TD Securities (USA) LLC	337,108	337,108	*
Teachers’ Retirement System for the City of New York (6)	41,329	41,329	*
Teachers’ Retirement System of the City of New York (6)	51,105	51,105	*
The Advent Convertible Arbitrage Fund, Cayman Fund II (6)	127,022	127,022	*
The Advent Convertible Arbitrage Master Fund (6)	379,650	379,650	*
The City University of New York	3,371	3,371	*
The Cockrell Foundation	5,731	5,731	*
The Dow Chemical Company Employees’ Retirement Plan	114,617	114,617	*
The LCM Convertible Securities Fund	117,988	117,988	*
The Omidyar Network Fund, Inc. (9)	17,192	17,192	*
The Police and Fire Retirement System of the City of Detroit (6)	17,058	17,058	*
Transamerica Accidental Life	67,422	67,422	*
Transamerica Life Insurance and Annuities Corp	404,529	404,529	*
Trustmark Insurance Company (6)	13,821	13,821	*
UBS Securities LLC †	1,348,430	1,348,430	*
Union Bank (8)	30,340	30,340	*
Union Carbide Retirement Account	33,711	33,711	*
Union Pacific Master Retirement Trust	134,843	134,843	*
United Food and Commercial Workers Local 1262 and Employers Pension Fund	6,068	6,068	*
Univar USA Inc.	26,969	26,969	*
US Bank FBO Essentia Health System	16,518	16,518	*
Van Kampen Harbor Fund	222,491	222,491	*
Virginia Retirement System (6)	35,464	35,464	*
Whitebox Concentrated Convertible Arbitrage Partners, LP (15)	1,128,906	1,128,906	*
Whitebox Multi-Strategy Partners, LP (16)	1,486,846	1,486,846	*
Xavex Convertible Arbitrage 4 Fund	11,934	11,934	*
Xavex Convertible Arbitrage 7 Fund	30,340	30,340	*
Yield Strategies Fund I, L.P.	815,800	815,800	*
Yield Strategies Fund II, L.P.	512,403	512,403	*
Zola	16,855	16,855	*
Zurich c/o TQA	21,845	21,845	*
Zurich Institutional Benchmarks Master Fund Ltd.	60,410	60,410	*
Unnamed stockholders or any future transferees, pledgees, donees or successors of or from any such unnamed stockholders (5)	—	—	*

Total (3)		61,412,391

†	We have ongoing relationships with certain of these selling stockholders or their affiliates including through their participation as lenders under our amended and restated credit facility; their provision of commercial banking services, including mortgage loans and the provision of cash management services; their participation with us in interest swap agreements and other hedging instruments; or through their acting as underwriters for issuances of our senior notes and equity securities.
*	Less than one percent of the common stock outstanding, as applicable.
(1)	Includes shares of common stock issuable upon the exchange of debentures assuming an exchange rate of 67.4215 common shares for each $1,000 principal amount of debentures and a cash payment in lieu of any fractional shares. The exchange rate is subject to adjustment pursuant to the terms of the debentures.
(2)	Assumes the selling stockholder sells all of the common stock being offered by this prospectus.
(3)	Amounts are in excess of the total amount registered due to sales or transfers of debentures or common stock by selling stockholders since the date as of which information was provided to us.
(4)	Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended, using 726,697,966 shares outstanding on February 21, 2013. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon exchange of the holder’s debentures. However, we did not assume exchange of any of other holder’s debentures.
(5)	We will identify additional selling stockholders, if any, by prospectus supplement or post-effective amendment before they offer or sell their securities.
(6)	Advent Capital Management, LLC (“Advent”), an investment advisor that is registered under the Investment Advisors Act of 1940, furnishes investment advice to and manages onshore and offshore investment funds and to separate managed accounts (such investment funds and accounts, the “Funds”). In its role as investment advisor, or manager, Advent possesses voting and/or investment power over the securities of the Issuer described in this schedule that are owned by the Funds. All securities reported in this schedule are owned by the Funds. Advent disclaims beneficial ownership of such securities.
(7)	Alex Warren, as Portfolio Manager of the selling stockholder, has the power to direct the voting and disposition of the securities held by the selling stockholder.
(8)	Lord, Abbett & Co. LLC, is the investment advisor (“Advisor”) of the selling securityholders and has voting and dispositive power over the securities held by the selling securityholders. Adrian Rocco, a supervisor for the Advisor, or his designees, have the power to direct the voting and disposition of the securities held by the securityholders.
(9)	Ravi Malik, Portfolio Manager for SSI Investment Management, has the power to direct the voting and disposition of the securities managed by SSI Investment Management.
(10)	Castle Creek Arbitrage LLC (the “Advisor”), is the investment manager of CC ARB SIF I, Ltd. (the “Fund” ) and has sole voting and dispositive power over the securities held by the Fund . Mr. Allan Weine, Managing Member of the Advisor, has the authority to direct the voting and disposition of securities held by the Fund. The Advisor and Mr. Weine each disclaim beneficial ownership over securities held by the Fund, except to the extent of any indirect ownership interest resulting from an economic participation in the Fund.
(11)	Castle Creek Arbitrage LLC (the “Advisor”), is the investment manager of CC Arbitrage Ltd. (the “Fund”) and has sole voting and dispositive power over the securities held by the Fund. Mr. Allan Weine, Managing Member of the Advisor, has the authority to direct the voting and disposition of securities held by the Fund. The Advisor and Mr. Weine each disclaim beneficial ownership over securities held by the Fund, except to the extent of any indirect ownership interest resulting from an economic participation in the Fund.
(12)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting and dispositive power over the shares beneficially owned by Highbridge International LLC. Glenn Dubin is the Chief Executive Officer of Highbridge Capital Management, LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC and Glenn Dubin disclaims beneficial ownership of the shares of Common Stock held by Highbridge International LLC.
(13)	Pursuant to an investment management agreement. S.A.C. Capital Advisors, L P., a Delaware limited partnership (“SAC Capital Advisors LP”) maintains investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC. Mr. Steven A. Cohen controls SAC Capital Advisors LP. Each of SAC Capital Advisors LP and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this questionnaire.
(14)	American Century Investment Management, Inc. (the “Advisor”) is the investment manager of each of American Century Capital Portfolios, Inc. – Equity Income Fund, American Century Capital Portfolios, Inc. – Market Neutral Value Fund and American Century Investments U.S. Value Yield Equity Trust (the “Funds”) and has sole voting and dispositive power over the securities held by the Funds. Mr. Philip N. Davidson, Managing Member of the Advisor, and Mr. Michael Liss and Mr. Kevin Toney, Portfolio Managers of each of the Funds, has or shares the authority to direct the voting and disposition of securities held by the Funds. The Advisor, Messrs. Davidson, Liss and Toney each disclaim beneficial ownership over securities held by the Funds, except to the extent of any indirect ownership interest resulting from an economic participation in the Funds.
(15)	Whitebox Concentrated Convertible Arbitrage Advisors, LLC (“WCCAA”) is the general partner of Whitebox Concentrated Convertible Arbitrage Partners, LP (“WCCAP”). Whitebox Advisors, LLC (“WA”) is the investment advisor to WCCAA and Andrew Redleaf is the managing member of WA and has the power to direct the disposition and voting of the securities held by the security holders. WA, WCCAA, WCCAP and Andrew Redleaf each disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.
(16)	Whitebox Multi-Strategy Advisors, LLC (“WMSA”) is the general partner of Whitebox Multi-Strategy Partners, LP (“WMSP”). Whitebox Advisors, LLC (“WA”) is the investment advisor to WMSA and Andrew Redleaf is the managing member of WA and has the power to direct the disposition and voting of the securities held by the security holders. WA, WMSA, WMSP and Andrew Redleaf each disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.
(17)	Whitebox Advisors, LLC (“WA”) is the investment manager to IAM Mini-Fund 14 Limited (“IAM”) and Andrew Redleaf is the managing member of WA and has the power to direct the disposition and voting of the securities held by the security holder. WA, IAM and Andrew Redleaf each disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.
(18)	Whitebox Advisors, LLC (“WA”) is the investment manager to HFR RVA Combined Master Trust (“HFR”) and Andrew Redleaf is the managing member of WA and has the power to direct the disposition and voting of the securities held by the security holder. WA, HFR and Andrew Redleaf each disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.
(19)	Morgan Stanley & Co International PLC has voting and dispositive power over the securities held. Christopher Good, a supervisor for Morgan Stanley & Co International PLC, or his designees, have the power to direct the voting and disposition of the securities held.
(20)	Lazard Asset Management LLC manages the securities for the selling stock holder. Sean Reynolds, Portfolio Manager for Lazard Asset Management LLC, has the power to direct the voting and disposition of the securities managed by Lazard Asset Management LLC.
(21)	Robert E. Thebault, Executive Director for Nomura Securities International, has the power to direct the voting and disposition of the securities managed by Nomura Securities International.
(22)	Silverback Asset Management, LLC is the sub-advisor (“Sub-Advisor”) of the selling securityholder and has voting and dispositive power over the securities held by the selling securityholder. Elliot Bossen, Chief Investment Officer for the Sub-Advisor, or his designees have the power to direct the voting and disposition of the securities held by the selling securityholder.
(23)	Harli Karakis has sole voting and dispositive power over the securities held by Jefferies & Company, Inc.
(24)	Barclays Capital Inc., a Connecticut corporation (“BCI”), has investment and voting power with respect to the shares of Issuer’s common stock (the “Shares”). Mr. Spencer Kornreich, Vice President, has the authority to direct the voting and disposition of the Shares on behalf of BCI. Mr. Spencer Kornreich disclaims personal beneficial ownership of any of the Shares.
(25)	Deutsche Bank Securities Inc., acts as agent for Structured Finance Americas LLC, a wholly-owned subsidiary of Deutsche Bank AG. Any two officers of Structured Finance Americas LLC - Satish Ramakrishna, John Arnone, Peter E. (Ned) Kelly, Bernard Abdo, John Cipriani, Joseph V. O’Connor, Mark Quaglia, Jill Rathjen, Joseph J. Rice, John Vergel de Diois, Anjali Thadani, Sonja K. Olsen and Sandra L. West - acting jointly, or their designees, have voting control and investment discretion over the securities on behalf of Structured Finance Americas LLC.
(26)	Management of QVT Fund IV LP, QVT Fund V LP and Quintessence Fund LP is vested in their general partner, QVT Associates GP LLC, which may be deemed to beneficially own the securities held by QVT Fund IV LP, QVT Fund V LP and Quintessence Fund LP. QVT Financial LP is the investment manager of QVT Fund IV LP, QVT Fund V LP and Quintessence Fund LP and shares voting and investment control over the securities held by QVT Fund IV LP, QVT Fund V LP and Quintessence Fund LP. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. The managing members of each of QVT Financial GP LLC and QVT Associates GP LLC are Daniel Gold, Nicholas Brumm, Arthur Chu and Tracy Fu. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Nicholas Brumm, Arthur Chu and Tracy Fu disclaims beneficial ownership of the securities held by QVT Fund IV LP, QVT Fund V LP and Quintessence Fund LP.
(27)	Clay Struve, Nick Schoewe, Brian Bentley and Michael B. Moran have or share the power to direct the voting and disposition of the securities held by CSS, LLC.
(28)	D. E. Shaw Valence Portfolios, L.L.C. will have the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) 606,793 shares of the Host REIT Common Stock owned by D. E. Shaw Valence Portfolios, L.L.C. (the “Subject Shares”).

D. E. Shaw & Co., L.P. (“DESCO LP”), as the manager and investment adviser of D. E. Shaw Valence Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. Anne Dinning, Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Subject Shares on DESCO LP’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP or DESCO Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the Subject Shares.

David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares.